Exhibit 99.1

                    , 2007

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of First Mutual Bancshares, Inc. included as Annex B to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and to all references to our firm in such proxy statement/prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods    •    101 California Street    •    Suite 3700    •    San Francisco, CA 94111

Corporate Finance 877.520.8569    •    Equity 800.345.3053    •    Fixed Income 877.778.5330